STONE RIDGE TRUST

CLASS M SHARES

FIRST AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

April 1, 2019

WHEREAS, each of the Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio (each separately referred to herein as the “Portfolio”) is a series of Stone Ridge Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and offers for public sale shares of beneficial interest (“Shares”);

WHEREAS, the Board of Trustees of the Trust (the “Board,” and each member thereof, a “Trustee”) has approved the redesignation of the outstanding shares of each of the Portfolios as Class M Shares and, from time to time, may approve the designation of one or more other classes of Shares;

WHEREAS, each Portfolio adopted a plan pursuant to Rule 12b-1 under the 1940 Act for the Class M Shares on January 24, 2017 (the “Original Plan”), and the Board determined that there is a reasonable likelihood that adoption of said plan will benefit the Class M Shares and their shareholders;

WHEREAS, the Portfolios desire to amend and restate the Original Plan in its entirety; and

WHEREAS, the Trust has entered into a Distribution Agreement with its distributor pursuant to which the distributor has agreed to serve as the general distributor of the Shares of each Portfolio;

NOW, THEREFORE, each Portfolio, with respect to its Class M Shares, hereby adopts this Distribution Plan Pursuant to Rule 12b-1 (the “Plan”) in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1.      A.        The Class M Shares of each Portfolio shall pay distribution and/or service fees at the annual rate of up to 0.25% of the average daily net assets of the Portfolio attributable to Class M Shares and such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

B.        The distribution and service fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Rule 2830 of the Conduct Rules (“Rule 2830”) of the Financial Industry Regulatory Authority (“FINRA”), or any successor rule, remain in effect as to the Portfolios and apply to recipients of payments made under this Plan, the amounts paid hereunder shall not exceed those limitations, including permissible interest. Amounts expended in support of the activities described in Paragraph 2.B. of this Plan may be excluded in determining whether expenditures under the Plan exceed the appropriate percentage of new gross assets specified in Rule 2830. Solely for purposes of Rule 2830 calculations, amounts expended in support of the activities described in Paragraph 2.B. of this Plan will be deemed not to exceed 0.25% of the Portfolio’s net assets attributable to Class M Shares.

2.      A.        The fees authorized by Paragraph 1.A. of this Plan may be paid to a Portfolio’s distributor pursuant to an appropriate distribution agreement, or to any other third party provider, in payment for any activities or expenses primarily intended to result in the sale of Class M Shares of such Portfolio, including, but not limited to, (i) compensation to selling firms and others (including affiliates of Stone Ridge Asset Management LLC (the “Adviser”) or the distributor) that engage in or support the sale of Class M Shares of a Portfolio; and (ii) marketing, promotional and overhead expenses incurred in connection with the distribution of Class M Shares of a Portfolio. Service fees may be used to compensate selling firms and others for providing personal and account maintenance services to shareholders.

B.        The distributor or other third-party provider may pay for the administration and shareholder servicing of Class M shareholder accounts, including, but not limited to, responding to inquiries from shareholders or their representatives requesting information regarding matters such as shareholder account or transaction status, net asset value of Class M Shares, performance, services, plans and options, investment policies, portfolio holdings, and redemptions of Shares and distributions and taxation thereof; and dealing with complaints and correspondence of shareholders; including compensation to organizations and employees who service Class M shareholder accounts, and expenses of such organizations, including overhead and telephone and other communications expenses.

C.        To the extent that amounts paid hereunder are not used specifically to (a) reimburse a Portfolio’s distributor for costs or expenses incurred in financing activities that are primarily intended to result in the sale of such Portfolio’s Class M Shares or (b) compensate a provider of distribution-related services, the Portfolio’s distributor may treat such amounts as compensation to it for distribution-related services.

3.      Amounts paid by Class M Shares of the Portfolio will not be used to pay the expenses incurred with respect to any other class of Shares of the Portfolio; provided that, expenses attributable to the Portfolio as a whole will be allocated, to the extent permitted by law, according to a formula based upon gross sales dollars and/or average net assets of each such class, as may be approved from time to time by a vote of a majority of the Board.

4.      Each Portfolio pays and will continue to pay a management fee to the Adviser pursuant to an investment management agreement between the Adviser and the Trust on behalf of each Portfolio. It is recognized that the Adviser may use its management fee revenue, as well as its past profits or its other resources from any other source, to make payments with respect to any expenses incurred in connection with the distribution of Class M Shares of the Portfolio, including the activities referred to in Paragraph 2 above. To the extent that the indirect payment of management or other fees by a Portfolio to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class M Shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

5.      This Plan shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, cast in person at a meeting or meetings duly called for the purpose of voting on this Plan and such related agreements; and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

6.      Notwithstanding any other provision herein, the Portfolio may not compensate a broker-dealer for any sale of the Portfolio’s Class M Shares by directing to the broker-dealer (a) portfolio transactions, or (b) commissions, mark-ups, mark-downs or other fees received from execution effected through any other broker-dealer.

7.      Any person authorized to direct the disposition of monies paid or payable by a Portfolio pursuant to this Plan or any related agreement shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8.      This Plan may be terminated without penalty at any time by the vote of a majority of the Board, including a majority of the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, or by a vote of a majority of the Portfolio’s outstanding Class M Shares. The distributor or any other third-party provider may terminate the Plan without penalty upon 60 days’ written notice to a Portfolio.

9.      This Plan may not be amended to increase materially the amount of fees to be paid by the Portfolio hereunder unless such amendment is approved by a vote of a majority of the outstanding securities (as defined in the 1940 Act) of the Class M Shares of the Portfolio, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 5 hereof for annual approval.

10.      While this Plan is in effect, the selection and nomination of Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, shall be committed to the discretion of Trustees who are themselves not interested persons.

11.      The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place and shall preserve copies of each report made pursuant to Paragraph 7 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

12.      If any paragraph of this Plan is held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Portfolio has executed this Distribution Plan Pursuant to Rule 12b-1 as of the day and year set forth above.

STONE RIDGE TRUST, on behalf of its series

Elements U.S. Portfolio,

Elements U.S. Small Cap Portfolio,

Elements International Portfolio,

Elements International Small Cap Portfolio,

and Elements Emerging Markets Portfolio

By:  /s/ Lauren D. Macioce

Name:  Lauren D. Macioce

Title:  Secretary

Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap

Portfolio, Elements Emerging Markets Portfolio Class M Rule 12b-1 Plan Signature Page